Gaming Partners International Corporation Reports Financial Results For the Third Quarter and First Nine Months of 2013

LAS VEGAS, Nov. 8, 2013 /PRNewswire/ -- Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced financial results for the third quarter and nine months ended September 30, 2013.

(Logo: http://photos.prnewswire.com/prnh/20110512/LA99804LOGO)

During the third quarter ended September 30, 2013, the Company posted a net income of $83,000, or $0.01 per basic and diluted share, compared to net income of $1.3 million, or $0.16 per basic share and $0.15 per diluted share, for the third quarter of 2012. During the first nine months of 2013, the Company posted net income of $0.6 million, or $0.07 per basic and diluted share, compared to net income of $4.3 million, or $0.53 per basic and diluted share, for the first nine months of 2012. The decrease in earnings for the third quarter and first nine months of 2013 was caused by lower casino currency sales and higher selling, administrative, and research and development expenses.

During the third quarter of 2013, the Company had revenues of $13.5 million, compared to revenues of $16.9 million in the third quarter of 2012. The primary reason for the decrease in revenue was a decrease in casino currency sales in the Asia-Pacific region.

During the first nine months of 2013, the Company posted revenues of $42.4 million compared to revenues of $45.4 million in the first nine months of 2012. Gross profit for the first nine months of 2013 was $13.1 million, or 31% of revenues, compared to $15.6 million, or 34% of revenues, in the same period of the prior year. The primary reason for the decrease in revenue in the first nine months of 2013, compared to the first nine months of 2012, was fewer casino openings in 2013 compared to 2012.

Our gross profit decrease in the first nine months of 2013, compared with the first nine months of 2012, is primarily related to: (1) a shift in our mix of revenues from our higher-margin casino currency products toward lower-margin products such as cards; and (2) a large imbalance in product demand in the first quarter of 2013, which significantly affected the utilization of our production facilities, resulting in one production facility incurring significant overtime and the other to have low utilization rates.

The Company ended the third quarter with $19.3 million in cash, cash equivalents and marketable securities and no debt. During the third quarter of 2013, the Company purchased 15,869 shares of its common stock under the current repurchase authorization at a cost of $127,517. As permitted by the Plan, on August 5, 2013, the Board of Directors elected to terminate the Plan effective August 12, 2013.

"Our results for both the quarter and the nine months are disappointing," commented Greg Gronau, GPIC President and Chief Executive Officer. "While the smaller number of casino openings has certainly hurt, efforts to better balance production, develop and get regulatory approval for new product offerings have not progressed as quickly as we anticipated. On the positive side, we have increased revenues from sales of RFID solutions and have increased market share in cards and other consumables, a source of recurring revenue not contingent on new casino openings."

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®, GPIC provides casino currency such as chips, plaques and jetons; gaming furniture and table accessories; table layouts; playing cards; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino chips and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey, Gulfport, Mississippi and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains "forward-looking statements" based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to future share repurchases; new products; anticipated future sales or the timing thereof; fulfillment of product orders; the long-term growth and prospects of our business or any jurisdiction in which we operate; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2012, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

GAMING PARTNERS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share amounts)

	September 30,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$ 12,877	$ 14,038
Marketable securities	6,430	13,546
Accounts receivable, net	6,758	5,802
Inventories	7,763	7,337
Prepaid expenses	1,027	893
Deferred income tax asset	1,407	2,908
Other current assets	2,280	1,311
Total current assets	38,542	45,835
Property and equipment, net	11,283	11,190
Intangibles, net	1,015	540
Deferred income tax asset	3,590	3,857
Inventories, non-current	136	207
Other assets	1,579	1,653
Total assets	$ 56,145	$ 63,282

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 2,488	$ 2,842
Accrued liabilities	2,997	5,179
Customer deposits and deferred revenue	1,668	3,037
Deferred income tax liability	-	2,858
Income taxes payable	244	571
Total current liabilities	7,397	14,487
Deferred income tax liability	2,246	2,174
Total liabilities	9,643	16,661
Commitments and contingencies
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value,
none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value,
8,207,077 and 7,916,094 issued and outstanding, respectively, as of September 30, 2013, and 8,207,077 and 8,045,904 issued
and outstanding, respectively, as of December 31, 2012	82	82
Additional paid-in capital	19,731	19,563
Treasury stock at cost: 290,983 and 161,173 shares	(2,263)	(1,250)
Retained earnings	27,601	27,039
Accumulated other comprehensive income	1,351	1,187
Total stockholders' equity	46,502	46,621
Total liabilities and stockholders' equity	$ 56,145	$ 63,282

GAMING PARTNERS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues	$ 13,519	$ 16,939	$ 42,433	$ 45,394
Cost of revenues	9,095	11,454	29,343	29,745
Gross profit	4,424	5,485	13,090	15,649

Marketing and sales	1,683	1,413	4,692	4,239
General and administrative	2,249	2,140	6,730	5,338
Research and development	467	405	1,495	1,237
Operating income	25	1,527	173	4,835
Other income and (expense), net	(8)	185	30	313
Income before income taxes	17	1,712	203	5,148
Income tax provision (benefit)	(66)	455	(359)	809
Net income	$ 83	$ 1,257	$ 562	$ 4,339

Earnings per share:
Basic	$ 0.01	$ 0.16	$ 0.07	$ 0.53
Diluted	$ 0.01	$ 0.15	$ 0.07	$ 0.53
Weighted-average shares of common stock outstanding:
Basic	7,917	8,105	7,950	8,132
Diluted	8,001	8,113	8,033	8,152

For Further Information Contact:
Michael D. Mann, Chief Financial Officer and Treasurer
PH: 702.384.2425
FX: 702.384.1965